UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2020

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $1 Par Value	MTOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2020, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Meritor, Inc. (the “Company”) approved a Special Incentive Plan to better align the compensation of its employees with the strategic goals of the Company for the remainder of fiscal year 2020 given the impacts of the ongoing COVID-19 pandemic. Awards under the Special Incentive Plan are also designed to give employees an opportunity, if certain performance targets are met, to recoup lost salary stemming from the base pay reductions instituted by the Company in response to the pandemic, which are expected to remain partially reduced through at least the end of fiscal year 2020, as further described in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 25, 2020 and June 2, 2020. The Special Incentive Plan is being offered to the majority of the Company’s global salaried and hourly workforce.

Under the Special Incentive Plan, most employees, including the Company’s named executive officers, can earn incentive payouts based on Company performance against goals established by the Committee for the remainder of the Company’s 2020 fiscal year. The incentive goals under the Special Incentive Plan are based on performance measures related to improving the Company’s liquidity and reducing costs. These two performance measures are equally weighted for the purposes of potential incentives, and each measure is independent of the other. The Committee chose these measures because liquidity and cost reduction are the Company’s primary financial objectives for the remainder of fiscal year 2020 and are paramount to leading the Company into the recovery phase of the COVID-19 crisis.

To determine whether incentive awards are paid, performance for the year will be measured against specified target levels for each performance measure, calculated as follows:

	Payout (% of
Liquidity	Target Award)	Cost Reduction
>$750 million	100%	≥$40.0 million
$750 - 700 million	75%	$32.6 - 39.9 million
$699 - 650 million	50%	$32.5 - 25.0 million
<$650 million	0%	<$25.0 million

The Committee established target awards for executive officers, including the named executive officers, which are stated as a percentage of base salary (not inclusive of temporary base salary reductions). Target awards for the named executive officers are 28% for Jeffrey A. Craig, the Company’s Chief Executive Officer and President, and 20.5% for each of Carl D. Anderson II, the Company’s Senior Vice President and Chief Financial Officer, Chris Villavarayan, the Company’s Executive Vice President and Chief Operating Officer, and Timothy J. Heffron, the Company’s Senior Vice President Human Resources and Chief Information Officer. Any payout under the Special Incentive Plan will be capped at target with no additional opportunity for payout above target for performance that exceeds the performance goals above.

Although the Company does not expect to achieve the threshold levels for the performance measures under the Company’s annual Incentive Compensation Plan for fiscal year 2020, the target bonus awards and the performance targets under the Incentive Compensation Plan, including for the named executive officers, remain outstanding and unchanged. To the extent threshold levels under the Incentive Compensation Plan are achieved, awards under the Special Incentive Plan in the aggregate will be automatically reduced by the amount of any such payouts under the Incentive Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: June 16, 2020	By:	/s/ Scott M. Confer
Scott M. Confer
Interim Chief Legal Officer and Corporate
Secretary